Exhibit 99.1

FOR IMMEDIATE RELEASE November 12, 2014	CONTACTS:
	News Media Ruben Rodriguez	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129

WGL Holdings, Inc. Reports Record Operating Earnings for Fiscal Year 2014;

Issues Fiscal Year 2015 Guidance

—	Consolidated earnings per share up — $2.05 per share for fiscal year 2014 vs. $1.55 per share for fiscal year 2013

—	Consolidated non-GAAP operating earnings up — $2.68 per share for fiscal year 2014 vs. $2.31 per share for fiscal year 2013; Record non-GAAP operating earnings of $139.0 million for FY 2014

—	Earnings Guidance for fiscal year 2015 in a range of $2.70 per share to $2.90 per share for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2014, of $105.9 million, or $2.05 per share, compared to net income of $80.3 million, or $1.55 per share, reported for the fiscal year ended September 30, 2013. For the quarter ended September 30, 2014, we reported net income determined in accordance with GAAP of $38.0 million, or $0.74 per share, compared to a net loss of $(51.6) million, or $(1.00) per share, reported for the same quarter of the prior fiscal year.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) adjusts for the effects of applying GAAP to certain transactions or classes of transactions that are not representative of the on-going operating earnings of the company. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the fiscal year ended September 30, 2014, non-GAAP operating earnings were $139.0 million, or $2.68 per share, an increase of $19.2 million, or $0.37 per share, over non-GAAP operating earnings of $119.8 million, or $2.31 per share, for the prior fiscal year. This year’s non-GAAP operating earnings are the highest level achieved in WGL’s history and represent a 6% and 16% compound average growth rate from fiscal years 2011 and 2013, respectively. For the fourth quarter of fiscal year 2014, our non-GAAP operating loss was $(8.8) million, or $(0.17) per share, compared to a non-GAAP operating loss of $(28.2) million, or $(0.55) per share, for the same quarter of the prior fiscal year.

“I am pleased to announce record non-GAAP earnings in 2014 for WGL Holdings, ” said Terry D. McCallister, Chairman and Chief Executive Officer. “Our $2.68 per share earnings is a 16% improvement over 2013 and keeps us on track to accomplish our goal of generating long-term earnings growth of 5% to 7% for our shareholders.”

“We also saw record earnings from our utility segment, which were driven by revenue increases from rate cases, accelerated pipe replacement programs, asset optimization and customer additions. We experienced the highest number of new customer additions since 2007. Our full year non-utility results were down from the previous year reflecting cost increases in our electric retail energy-marketing business, but earnings increased in this business in the fourth quarter compared to 2013 as costs in the PJM electricity market moderated as expected. Our Midstream Energy Services unit delivered robust earnings growth as we took advantage of our storage and transportation assets, and our Commercial Energy Systems business achieved their goal of contributing consistent earnings growth through our continued investments in clean energy assets.”

“Finally, we are announcing 2015 EPS guidance in a range of $2.70 to $2.90. This level of earnings in 2015 is within our forecasted earnings growth path as we continue to execute on our strategic plans to provide exceptional value for our shareholders.”

Fiscal Year and Fourth Quarter Results by Business Segment

Regulated Utility Segment

For the quarter ended September 30, 2014, our regulated utility segment reported net income of $10.1 million, or $0.20 per share, compared to a net loss of $(39.7) million, or $(0.77) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(14.8) million, or $(0.29) per share, for the quarter ended September 30, 2014, compared to a non-GAAP operating loss of $(22.2) million, or $(0.43) per share, for the same quarter of the prior fiscal year and reflect the typical seasonal loss in this segment.

For the fiscal year ended September 30, 2014, our regulated utility segment reported net income of $98.0 million, or $1.89 per share, compared to net income of $71.8 million, or $1.39 per share, for the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $129.3 million, or $2.50 per share, for the fiscal year ended September 30, 2014, an increase of $29.5 million, or $0.57 per share, over non-GAAP operating earnings of $99.8 million, or $1.93 per share, for the prior fiscal year.

The quarter-over-quarter and year-over-year change in non-GAAP operating earnings reflect higher revenue from customer growth; an increase in realized margins associated with our asset optimization program; rate recovery related to accelerated pipeline replacement programs; lower operation and maintenance expenses and a decrease in the effective tax rate. The year-over-year comparisons also reflect favorable effects of changes in natural gas consumption patterns and higher revenues from new base rates in the District of Columbia and Maryland. Partially offsetting these favorable variances were higher depreciation expenses due to the growth in our investment in utility plant.

Retail Energy-Marketing Segment

For the quarter ended September 30, 2014, the retail energy-marketing segment reported net income of $4.8 million, or $0.09 per share, compared to net income of $2.5 million, or $0.05 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.9 million, or $0.13 per share, for the quarter ended September 30, 2014, an increase of $6.3 million, or $0.12 per share, over non-GAAP operating earnings of $0.6 million, or $0.01 per share, for the same quarter of the prior fiscal year. The quarter comparison of non-GAAP operating earnings reflect higher realized electric unit margins due to lower capacity and ancillary service charges from the regional power grid operator (PJM). Operating expenses for the quarter were lower primarily due to a decrease in customer acquisition costs.

For the fiscal year ended September 30, 2014, the retail energy-marketing segment reported net income of $8.2 million, or $0.16 per share, compared to net income of $33.0 million, or $0.64 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.1 million, or $0.12 per share, for the fiscal year ended September 30, 2014, compared to non-GAAP operating earnings of $30.4 million, or $0.59 per share, for the prior fiscal year. The fiscal year comparison of non-GAAP operating earnings reflects lower electricity margins due to higher capacity and ancillary service charges from PJM. This was partially offset by natural gas margins which increased due to higher spot sales to interruptible customers, hedge settlements and portfolio optimization activity. Operating expenses decreased year-over-year due to lower customer acquisition, billing and customer service costs.

Commercial Energy Systems Segment

For the quarter ended September 30, 2014, the commercial energy systems segment reported net income of $0.3 million, or $0.01 per share, compared to net income of $1.1 million, or $0.02 per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the commercial energy systems segment is $2.9 million, or $0.06 per share, an increase of $1.8 million, or $0.04 per share, over operating earnings of $1.1 million, or $0.02 per share, for the same period of the prior fiscal year. For the fiscal year ended September 30, 2014, the commercial energy systems segment reported net income of $5.4 million, or $0.10 per share, over net income of $3.0 million, or $0.06 per share, for the same period of the prior fiscal year. Non-GAAP operating earnings for the commercial energy systems segment is $8.0 million, or $0.15 per share, an increase of $5.0 million, or $0.09 per share, over operating earnings of $3.0 million, or $0.06 per share, for the same period of the prior fiscal year.

The quarter-over-quarter and year-over-year comparisons of non-GAAP operating earnings primarily reflect a growth in distributed generation assets in service and producing income.

Midstream Energy Services Segment

For the quarter ended September 30, 2014, the midstream energy services segment reported net income of $24.7 million, or $0.48 per share, compared to a net loss of $(11.8) million, or $(0.23) per share, for the same period of the prior fiscal year. Non-GAAP operating losses for the quarter were $(1.9) million, or $(0.04) per share, compared to an operating loss of $(3.9) million, or $(0.07) per share, for the same period of the prior fiscal year. The quarter comparison of non-GAAP operating losses reflects the initial costs associated with the Constitution Pipeline investment recognized in the fourth quarter of the prior year that were not incurred in the current period partially offset by lower asset optimization margins in the current period.

For the fiscal year ended September 30, 2014, the midstream energy services segment reported record net income of $6.2 million, or $0.12 per share, compared to a net loss of $(18.8) million, or $(0.36) per share, for the same period of the prior fiscal year. Midstream energy services had record non-GAAP operating earnings of $3.9 million, or $0.08 per share, an increase of $9.2 million, or $0.18 per share, over an operating loss of $(5.3) million, or $(0.10) per share, for the same period of the prior fiscal year. The year-over-year non-GAAP comparison reflects higher realized margins on physical and financial transactions.

Other Activities

For the quarter ended September 30, 2014, other activities reported a net loss of $(1.8) million compared to a net loss of $(2.9) million for the same quarter of the prior fiscal year. The non-GAAP operating loss for other activities were $(1.8) million, or $(0.03) per share, compared to a non-GAAP loss of $(2.9) million, or $(0.06) per share, for the same period of the prior fiscal year.

For the fiscal year ended September 30, 2014, other activities reported a net loss of $(12.3) million, or $(0.23) per share, compared to a net loss of $(7.9) million, or $(0.16) per share, for the prior fiscal year. Other activities reported non-GAAP operating losses of $(8.7) million, or $(0.18) per share, compared to a non-GAAP operating loss of $(7.3) million, or $(0.15) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect business development costs, legal expenses and our corporate branding initiative costs.

Earnings Outlook

We are providing a consolidated earnings estimate for fiscal year 2015 based on non-GAAP operating earnings in a range of $2.70 per share to $2.90 per share. The midpoint of this consolidated operating earnings estimate represents a 6.0% and 5.0% estimated compound average growth rate between 2011 and 2014, respectively. This estimate includes projected fiscal year 2015 non-GAAP Earnings Before Interest and Taxes (EBIT) from our regulated utility segment with a midpoint of $225.0 million and projected fiscal year 2015 non-GAAP EBIT from our non-utility business segments with a midpoint of $50.0 million. In providing fiscal year 2015 earnings guidance, management is aware that there could be differences between what is reported earnings and estimated earnings for matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives. As such, WGL management is not able to reasonably estimate the aggregate impact of these items on reported earnings and therefore is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on November 13, 2014, to discuss our fourth quarter and fiscal year 2014 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wglholdings.com.

To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on WGL’s website through December 12, 2014.

Headquartered in Washington, D.C., WGL [NYSE: WGL] is a leading source for clean and efficient energy solutions. Through our affiliates and strategic relationships, WGL offers a diverse set of energy sources including natural gas, wind, and solar as well as a range of energy solutions – generation, storage, transportation, distribution, supply, and efficiency – which serve customers in more than 30 states. WGL has five main operating units: Washington Gas Light Company, a regulated natural gas utility serving approximately 1.1 million customers in the metropolitan Washington, D.C. area; Washington Gas Energy Services, Inc., one of the largest natural gas, electricity and green energy suppliers in the Mid-Atlantic; Washington Gas Energy Systems, Inc., a distributed generation and energy efficiency business, offering solar, fuel cell, combined heat and power, and other technologies across the United States; WGL Midstream, a midstream energy services business, investing in and optimizing natural gas pipelines and storage facilities in the Midwest and Eastern United States; and Hampshire Gas, a natural gas storage business which owns and operates facilities in and around Hampshire County, West Virginia. As product and service innovation are critical for value creation and sustaining growth, we are continuously increasing our assets and investments in targeted clean energy sectors. This strategy supports WGL’s core business, as well as provides opportunity for growth through partnerships and investments. WGL’s diversity is its strength. We are dedicated to the sustainability of our business, the customers and communities we serve, and the environment. To learn more, visit www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 30, 2014	September 30, 2013

ASSETS
Property, Plant and Equipment
At original cost	$4,582,764	$4,118,149
Accumulated depreciation and amortization	(1,268,319)	(1,210,686)

Net property, plant and equipment	3,314,445	2,907,463

Current Assets
Cash and cash equivalents	8,811	3,478
Accounts receivable, net	298,978	318,534
Storage gas	333,602	347,291
Derivatives and other	194,124	150,708

Total current assets	835,515	820,011

Deferred Charges and Other Assets	706,539	532,586

Total Assets	$4,856,499	$4,260,060

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,246,576	$1,274,545
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	679,228	524,067

Total capitalization	1,953,977	1,826,785

Current Liabilities
Notes payable and current maturities of long-term debt	473,500	440,100
Accounts payable and other accrued liabilities	313,221	270,658
Derivatives and other	233,564	239,319

Total current liabilities	1,020,285	950,077

Deferred Credits	1,882,237	1,483,198

Total Capitalization and Liabilities	$4,856,499	$4,260,060

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,

(In thousands, except per share data)	2014	2013	2014	2013

OPERATING REVENUES
Utility	$133,254	$122,325	$1,416,951	$1,174,724
Non-utility	325,646	287,576	1,363,996	1,291,414

Total Operating Revenues	458,900	409,901	2,780,947	2,466,138

OPERATING EXPENSES
Utility cost of gas	(10,131)	52,767	700,305	496,487
Non-utility cost of energy-related sales	257,321	279,649	1,255,279	1,187,844
Operation and maintenance	88,068	103,006	365,873	366,889
Depreciation and amortization	29,256	26,044	110,772	103,284
General taxes and other assessments	24,820	23,706	151,196	145,816

Total Operating Expenses	389,334	485,172	2,583,425	2,300,320

OPERATING INCOME (LOSS)	69,566	(75,271)	197,522	165,818
Equity in earnings of unconsolidated affiliates	1,343	781	3,194	1,510
Other income — net	1,279	1,397	1,536	2,548
Interest expense	9,718	8,981	37,738	36,011

INCOME (LOSS) BEFORE INCOME TAXES	62,470	(82,074)	164,514	133,865
INCOME TAX EXPENSE (BENEFIT)	24,102	(30,779)	57,254	52,292

NET INCOME (LOSS)	$38,368	$(51,295)	$107,260	$81,573
Dividends on Washington Gas Light Company preferred stock	330	330	1,320	1,320

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$38,038	$(51,625)	$105,940	$80,253

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,524	51,756	51,759	51,697
Diluted	51,527	51,756	51,770	51,808

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$0.74	$(1.00)	$2.05	$1.55
Diluted	$0.74	$(1.00)	$2.05	$1.55

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$10,140	$(39,688)	$98,040	$71,813

Non-utility operations:
Retail energy-marketing	4,832	2,539	8,242	33,024
Commercial energy systems	262	1,051	5,417	2,991
Midstream energy services	24,688	(11,785)	6,203	(18,825)
Other activities	(1,831)	(2,939)	(12,274)	(7,947)

Total non-utility	$27,951	$(11,134)	$7,588	$9,243

Intersegment eliminations	(53)	(803)	312	(803)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$38,038	$(51,625)	$105,940	$80,253

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

	Fiscal Year Ended September 30,

	2014	2013

Closing Market Price — end of period	$42.12	$42.71
52-Week Market Price Range	$45.40-$35.88	$46.96-$35.96
Price Earnings Ratio	20.5	27.6
Annualized Dividends Per Share	$1.76	$1.68
Dividend Yield	4.2%	3.9%
Return on Average Common Equity	8.4%	6.3%
Total Interest Coverage (times)	5.2	4.5
Book Value Per Share — end of period	$24.61	$24.62
Common Shares Outstanding — end of period (thousands)	50,657	51,774

UTILITY GAS STATISTICS

	Three Months Ended September 30,		Fiscal Year Ended September 30,

(In thousands)	2014	2013	2014	2013

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$66,900	$61,009	$891,079	$740,233
Commercial and Industrial — Firm	17,263	17,066	213,787	174,314
Commercial and Industrial — Interruptible	197	431	2,267	2,722
Electric Generation	275	275	1,100	1,100

	84,635	78,781	1,108,233	918,369

Gas Delivered for Others
Firm	26,422	24,706	199,079	177,602
Interruptible	8,192	8,032	59,329	51,122
Electric Generation	151	175	516	555

	34,765	32,913	258,924	229,279

	119,400	111,694	1,367,157	1,147,648
Other	13,854	10,631	49,794	27,076

Total	$133,254	$ 122,325	$ 1,416,951	$ 1,174,724

	Three Months Ended September 30,		Fiscal Year Ended September 30,

(In thousands of therms)	2014	2013	2014	2013

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	36,406	35,066	738,963	660,424
Commercial and Industrial — Firm	17,235	16,995	200,153	180,942
Commercial and Industrial — Interruptible	428	427	2,193	2,897

	54,069	52,488	941,309	844,263

Gas Delivered for Others
Firm	50,178	50,767	535,503	488,182
Interruptible	45,231	43,423	267,705	270,884
Electric Generation	51,368	56,679	144,403	177,533

	146,777	150,869	947,611	936,599

Total	200,846	203,357	1,888,920	1,780,862

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	82,310	71,989	718,090	702,471
Number of Customers (end of period)	156,600	167,900	156,600	167,900

Electricity Sales
Electricity Sales (thousands of kWhs)	3,021,468	3,271,440	11,692,366	12,133,019
Number of Accounts (end of period)	162,100	179,900	162,100	179,900

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	51.80 ¢	47.59 ¢	67.66 ¢	53.72 ¢

HEATING DEGREE DAYS

Actual	-	9	4,111	3,769
Normal	13	13	3,751	3,775
Percent Colder (Warmer) than Normal	(100.0) %	(30.8) %	9.6%	(0.2) %

Average Active Customer Meters	1,116,837	1,105,109	1,116,527	1,104,283

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing segments; (ii) unrealized gains (losses) on certain derivatives for the long-term purchase of natural gas for the midstream energy services segment; (iii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iv) changes in the measured value of our inventory for our midstream energy services segment; (v) for our regulated utility segment, the estimated financial effects of warmer-than-normal/colder-than-normal weather as measured consistent with our jurisdictional tariffs, to the extent the effects are not offset by weather protection mechanisms; (vi) incremental legal and consulting costs associated with business development activities; and (vii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, to forecast future results and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

To provide a more transparent and accurate view of the ongoing financial results of our operations, we exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment.

i.	For our regulated utility segment, we use derivatives with the primary objective of locking in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses; therefore, excluding these unrealized losses is consistent with regulatory sharing requirements.

ii.	For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not.

iii.	For the midstream energy services segment, we have entered into certain long-term natural gas purchase agreements which are accounted for as derivatives. These agreements were entered into to take advantage of potential basis spreads, not to hedge inventory. When the natural gas is delivered in the future, any gains and losses from the physical sale of that gas will be recognized.

With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory; and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility midstream energy services segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. In the District of Columbia, Washington Gas may enter into weather protection products to help neutralize the estimated financial effects of warm or cold weather. To the extent that Washington Gas does not have weather protection or products, or the effects of weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•

We exclude certain incremental legal and consulting costs associated with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating operations.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended September 30, 2014

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$10,140	$4,832	$262	$24,688	$(1,831)	$(53)	$38,038
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	(23,546)	1,965	-	(25,236)	-	-	(46,817)
Storage optimization program (c)	(523)	-	-	-	-	-	(523)
DC weather impact (d)	46	-	-	-	-	-	46
Change in measured value of inventory (e)	-	-	-	(1,205)	-	-	(1,205)
Incremental professional service fees (h)	-	-	-	-	11	-	11
Legal related cost accrual (k)	-	-	2,600	-	-	-	2,600
Regulatory order implementation true-up (l)	(949)	-	-	-	-	-	(949)
Allocation of tax sharing (m)	(1)	104	-	(111)	8	-	-

Non-GAAP operating earnings (loss)	$(14,833)	$6,901	$2,862	$(1,864)	$(1,812)	$(53)	$(8,799)

GAAP diluted earnings (loss) per average common share (51,527 shares)	$0.20	$0.09	$0.01	$0.48	$(0.04)	$-	$0.74
Per share effect of non-GAAP adjustments	(0.49)	0.04	0.05	(0.52)	0.01	-	(0.91)

Non-GAAP operating earnings (loss) per share	$(0.29)	$0.13	$0.06	$(0.04)	$(0.03)	$-	$(0.17)

Three Months Ended September 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$(39,688)	$2,539	$1,051	$(11,785)	$(2,939)	$(803)	$(51,625)
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market gain on energy-related derivatives (b)	15,765	(1,957)	-	8,584	-	-	22,392
Storage optimization program (c)	(208)	-	-	-	-	-	(208)
Change in measured value of inventory (e)	-	-	-	(661)	-	-	(661)
Competitive service provider imbalance cash settlement (f)	76	-	-	-	-	-	76
Impairment loss on Springfield Operations Center (i)	1,560	-	-	-	-	-	1,560
Weather derivative products (n)	256	-	-	-	-	-	256

Non-GAAP operating earnings (loss)	$(22,239)	$582	$1,051	$(3,862)	$(2,939)	$(803)	$(28,210)

GAAP diluted earnings (loss) per average common share (51,756 shares)	$(0.77)	$0.05	$0.02	$(0.23)	$(0.05)	$(0.02)	$(1.00)
Per share effect of non-GAAP adjustments	0.34	(0.04)	-	0.16	(0.01)	-	0.45

Non-GAAP operating earnings (loss) per share	$(0.43)	$0.01	$0.02	$(0.07)	$(0.06)	$(0.02)	$(0.55)

Fiscal Year Ended September 30, 2014

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$98,040	$8,242	$5,417	$6,203	$(12,274)	$312	$105,940
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	39,960	(2,005)	-	(933)	-	-	37,022
Storage optimization program (c)	(3,000)	-	-	-	-	-	(3,000)
DC weather impact (d)	(1,288)	-	-	-	-	-	(1,288)
Change in measured value of inventory (e)	-	-	-	(1,149)	-	-	(1,149)
Competitive service provider imbalance cash settlement (f)	(294)	-	-	-	-	-	(294)
Impairment loss on proposed Chillum liquefied natural gas facility (g)	1,127	-	-	-	-	-	1,127
Incremental professional service fees (h)	-	-	-	-	2,100	-	2,100
Impairment loss on Springfield Operations Center (i)	464	-	-	-	-	-	464
Regulatory asset - tax effect Medicare Part D (j)	(3,621)	-	-	-	-	-	(3,621)
Legal related cost accrual (k)	-	-	2,600	-	-	-	2,600
Regulatory order implementation true-up (l)	(949)	-	-	-	-	-	(949)
Allocation of tax sharing (m)	(1,141)	(134)	-	(214)	1,489	-	-

Non-GAAP operating earnings (loss)	$129,298	$6,103	$8,017	$3,907	$(8,685)	$312	$138,952

GAAP diluted earnings (loss) per average common share (51,770 shares)	$1.89	$0.16	$0.10	$0.12	$(0.23)	$0.01	$2.05
Per share effect of non-GAAP adjustments	0.61	(0.04)	0.05	(0.04)	0.05	-	0.63

Non-GAAP operating earnings (loss) per share	$2.50	$0.12	$0.15	$0.08	$(0.18)	$0.01	$2.68

Fiscal Year Ended September 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$71,813	$33,024	$2,991	$(18,825)	$(7,947)	$(803)	$80,253
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market gain on energy-related derivatives (b)	27,382	(2,954)	-	15,705	-	-	40,133
Storage optimization program (c)	362	-	-	-	-	-	362
Change in measured value of inventory (e)	-	-	-	(2,192)	-	-	(2,192)
Competitive service provider imbalance cash settlement (f)	(412)	369	-	-	-	-	(43)
Incremental professional service fees (h)	-	-	-	-	637	-	637
Impairment loss on Springfield Operations Center (i)	1,560	-	-	-	-	-	1,560
Weather derivative products (n)	103	-	-	-	-	-	103
Net insurance proceeds (o)	(1,031)	-	-	-	-	-	(1,031)

Non-GAAP operating earnings (loss)	$99,777	$30,439	$2,991	$(5,312)	$(7,310)	$(803)	$119,782

GAAP diluted earnings (loss) per average common share (51,808 shares)	$1.39	$0.64	$0.06	$(0.36)	$(0.16)	$(0.02)	$1.55
Per share effect of non-GAAP adjustments	0.54	(0.05)	-	0.26	0.01	-	0.76

Non-GAAP operating earnings (loss) per share	$1.93	$0.59	$0.06	$(0.10)	$(0.15)	$(0.02)	$2.31

* Per share amounts may include adjustments for rounding.

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2014

	Quarterly Period Ended

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$18,629	$61,213	$(11,940)	$38,038	$105,940
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	27,793	44,324	11,722	(46,817)	37,022
Storage optimization program (c)	(1,123)	(1,301)	(53)	(523)	(3,000)
DC weather impact (d)	513	(2,153)	306	46	(1,288)
Change in the measured value of inventory (e)	8,597	(7,930)	(611)	(1,205)	(1,149)
Competitive service provider imbalance cash settlement (f)	(294)	-	-	-	(294)
Impairment loss on proposed Chillum liquefied natural gas facility (g)	-	-	1,127	-	1,127
Incremental professional service fees (h)	440	1,373	276	11	2,100
Impairment loss on Springfield Operations Center (i)	464	-	-	-	464
Regulatory asset - tax effect Medicare Part D (j)	(3,621)	-	-	-	(3,621)
Legal related cost accrual (k)	-	-	-	2,600	2,600
Regulatory order implementation true-up (l)	-	-	-	(949)	(949)

Non-GAAP operating earnings (loss)	$51,398	$95,526	$827	$(8,799)	$138,952

Diluted average common shares outstanding	51,827	51,899	51,921	51,527	51,770

GAAP diluted earnings per average common share	$0.36	$1.18	$(0.23)	$0.74	$2.05
Per share effect of non-GAAP adjustments	0.63	0.66	0.25	(0.91)	0.63

Non-GAAP operating earnings (loss) per share	$0.99	$1.84	$0.02	$(0.17)	$2.68

Fiscal Year 2013

	Quarterly Period Ended

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$52,388	$89,505	$(10,015)	$(51,625)	$80,253
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	4,150	(6,761)	20,352	22,392	40,133
Storage optimization program (c)	(90)	1,152	(492)	(208)	362
Change in the measured value of inventory (e)	2,271	7,272	(11,074)	(661)	(2,192)
Competitive service provider imbalance cash settlement (f)	-	(1)	(118)	76	(43)
Incremental professional service fees (h)	-	-	637	-	637
Impairment loss on Springfield Operations Center (i)	-	-	-	1,560	1,560
Weather derivative products (n)	143	(425)	129	256	103
Net insurance proceeds (o)	-	-	(1,031)	-	(1,031)

Non-GAAP operating earnings (loss)	$58,862	$90,742	$(1,612)	$(28,210)	$119,782

Diluted average common shares outstanding	51,688	51,828	51,721	51,756	51,808

GAAP diluted earnings (loss) per average common share	$1.01	$1.73	$(0.19)	$(1.00)	$1.55
Per share effect of non-GAAP adjustments	0.13	0.02	0.16	0.45	0.76

Non-GAAP operating earnings (loss) per share	$1.14	$1.75	$(0.03)	$(0.55)	$2.31

Footnotes:

(a)	Non-GAAP adjustments are shown net of tax based on the composite tax rate for each segment. For the three months and fiscal year ended September 30, 2014, the tax expense (benefit) related to the adjustments were $(30.2) million and $22.6 million, respectively. For the three months and fiscal year ended September 30, 2013, the tax expenses related to the adjustments were $14.6 million and $24.7 million, respectively.
(b)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility, retail energy-marketing, as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing and midstream energy services segments are recorded directly to income.
(c)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(d)	Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. For fiscal year 2014, Washington Gas did not enter into weather protection products due to recent rate case activity and the pricing environment.
(e)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(f)	Represents amounts collected and expected to be collected by the regulated utility segment and the expense and payment made by the retail energy-marketing segment to the regulated utility segment in relation to the refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(g)	On July 7, 2014, the Virginia State Corporation Commission (SCC of VA) disallowed full recovery of certain costs related to a proposed Chillum liquefied natural gas facility, therefore a portion of the associated regulatory asset was impaired.
(h)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(i)	During the first quarter of fiscal year 2014, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.

WGL HOLDINGS, INC. (Consolidating by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

(j)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D (Med D) tax benefits for Washington Gas’ tax years beginning after September 30, 2013. On March 30, 2012, based on positions taken by the PSC of MD in Washington Gas’ rate case, Washington Gas determined that it is not probable that the PSC of MD would permit recovery of this asset. Therefore, the Maryland portion of the regulatory asset related to the Med D benefit was charged to tax expense. In November 2013, the PSC of MD issued an order authorizing Washington Gas to establish a regulatory asset and amortize the costs related to the change in tax treatment of Med D.
(k)	Legal related costs.
(l)	Adjustment reflects a retroactive true-up to reflect the effects of a regulatory decision.
(m)	Represents the tax sharing effect of the non-GAAP adjustment for incremental professional service fees. See letter note (h) for further details.
(n)	For fiscal year 2013, Washington Gas entered into weather derivatives to neutralize the estimated financial effects of weather in the District of Columbia. These weather derivatives were recorded at fair value rather than being valued based on actual variations from normal weather. This adjustment is to exclude the portion of the fair value that is not directly offset by an increase/decrease in revenue due to weather.
(o)	Represents the net proceeds of an environmental insurance policy, net of current period environmental claims and regulatory sharing.